EXHIBIT INDEX

9. Opinion of counsel and consent to its use as to the legality of the securities being registered

10.1 Consent of Independent Auditors for RiverSource Endeavor Select(SM) Variable Annuity.

10.2 Consent of Independent Auditors for American Express Innovations(SM) Select Variable Annuity.

10.3 Consent of Independent Auditors for American Express Innovations(SM) Variable Annuity.